UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

Continental Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36293	61-1718923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12950 Worldgate Drive, Suite 700 Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 480-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2015, Continental Building Products, Inc. (the “Company”) announced that the Company appointed Dennis Schemm to serve as Senior Vice President and Chief Financial Officer of the Company, effective May 11, 2015.

Mr. Schemm, age 49, most recently served from 2013 to 2015 as Vice President of Global Finance for Armstrong Flooring, a division of Armstrong Worldwide, where he oversaw the division’s financial and accounting functions. Prior to that role, from 2011 to 2013, Mr. Schemm served as Director of Global Financial Planning & Analysis at Gilbarco Veeder Root, a Danaher Corporation, where he was responsible for operational and strategic planning and provided financial leadership to global operations and R&D. From 2009 to 2011, Mr. Schemm served as Finance Director, US Traits and Seeds for Monsanto Company, where he was responsible for finance, accounting and analysis. Prior to that, he held senior financial roles across various divisions of Monsanto Company in manufacturing, internal, audit, investor relations and controllership, including on expatriate assignment in Brazil.

Mr. Schemm’s annual base salary will be $282,000, his target annual bonus will be 75% of base salary, and his target annual long-term incentive grant will be 100% of base salary. Mr. Schemm will also receive an award under the Company’s 2014 Stock Incentive Plan of 6,280 restricted stock units and 6,280 restricted stock units subject to specified performance conditions in connection with his appointment.

Mr. Schemm does not have any family relationship with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

99.1	Continental Building Products, Inc. press release, dated May 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Building Products, Inc.

May 6, 2015	By:	/s/ Timothy Power
	Name:	Timothy A. Power
	Title:	Senior Vice President and General Counsel